Exhibit 99.2

Gepco, Ltd. and GemVest, Ltd.

Consolidated Pro Forma Balance Sheets

	Historical		Adjustments Needed for Reverse Merger Business Combination			Pro Forma Consolidated (Unaudited)

	Gepco, Ltd.	(a) GemVest, Ltd.
	November 30, 2013	November 30, 2013	Reverse Gepco Equity	Reverse GemVest Shares	Issue 150,000,000 shares in acquisition	Total Adjustments	As Adjusted
ASSETS

Total assets	-	-	-	-	-	-	-

LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
Accounts payable and accrued liabilities	25,283	–	–	–	–	–	25,283
Convertible notes (net of discount of $126,542)	66,156	–	–	–	–	–	66,156
Advances payable	1,261	–	–	–	–	–	1,261
Notes payable to related parties - in default	50,000	–	–	–	–	–	50,000
Total liabilities	142,700	–	–	–	–	–	142,700

Stockholders' Equity (Deficit)
Common stock	41,583	100		(100)	150,000	149,900	191,583
Paid in capital	1,272,341	(100)	(1,456,624)	100	(150,000)	(1,606,524)	(334,283)
Other comprehensive income/(loss)	27,045	–	(27,045)	–	–	(27,045)	–
Deficit accumulated during development stage	(1,483,669)	–	1,483,669	–	–	1,483,669	–
Total shareholders' equity (deficit)	(142,700)	–	–	–	–	–	(142,700)

Total liabilities and shareholders' equity (deficit)	$–	$–	–	–	–	$–	$–

See accompanying notes to pro forma financial information.

1

Gepco, Ltd. and GemVest, Ltd.

Consolidated Pro Forma Statements of Operations

	Historical		Pro Forma Consolidated (Unaudited)

	Gepco, Ltd. November 30, 2013	(a) GemVest, Ltd. November 30, 2013	Adjustments	As Adjusted

Income	–	$–	$–	$–

Operating expenses
General and administrative	16,744	–		16,744
Legal and accounting	114,797	–		114,797
Total operating expenses	131,541	–	–	131,541

Income from operations	(131,541)	–	–	(131,541)

Other income (expense)	(101,482)	–		(101,482)
Total other income (expense)	(101,482)	–	–	(101,482)

Net loss	$(233,023)	$–	$–	$(233,023)

Net loss per share	$(0.01)			$(0.00)

Weighted average shares outstanding	33,953,524		150,000,000	183,953,524

See accompanying notes to pro forma financial information.

Notes to Pro Forma Financial Information

(a)    On October 15, 2013, we entered into a Stock Purchase Agreement with GemVest, Ltd. which was consummated on December 6, 2013. The Unaudited Pro Forma Consolidated Financial Statements are based on the historical financial statements of GemVest, Ltd.

(b)     We issued 150,000,000 shares of our common stock to GemVest, Ltd.

2